                                                                   EXHIBIT 23.1



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




The Board of Directors
Lincare Holdings Inc.:

We consent to incorporation by reference in the registration statement (No. 33-_____) on Form S-8 of Lincare Holdings Inc. of our report dated February 26, 1998, relating to the consolidated balance sheets of Lincare Holdings Inc. and subsidiaries as of December 31, 1996, and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and all related schedules, which report appears in the December 31, 1996, annual report on Form 10-K of Sample Company.




St. Petersburg, Florida
February 26, 1998